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                                                                     Exhibit 5.2

                           UNDERTAKING OF THE COMPANY

       The Company hereby undertakes that it will submit or has submitted the Packaging Corporation of America Thrift Plan for Hourly Employees and the Packaging Corporation of America Retirement Savings Plan for Salaried Employees and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans.